EXHIBIT 99.1

Monarch Casino & Resort Reports 2023 Fourth Quarter Financial Results

Declares Cash Dividend of $0.30 per Share Payable on March 15, 2024

RENO, Nev., Feb. 14, 2024 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the fourth quarter ended December 31, 2023, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	Change	2023	2022	Change
Net revenue	$128,186	$120,536	6.3%	$501,478	$477,870	4.9%

Net income (1)	$18,202	$22,433	(18.9%)	$82,448	$87,479	(5.8%)

Adjusted EBITDA (3)	$43,003	$41,588	3.4%	$170,832	$167,085	2.2%

Basic earnings per share	$0.94	$1.17	(19.7%)	$4.28	$4.60	(7.0%)
Diluted earnings per share (2)	$0.93	$1.14	(18.4%)	$4.20	$4.47	(6.0%)

(1) Net Income in the fourth quarter of 2023 was impacted by: a) the effective tax rate (28.6% in the fourth quarter of 2023 and 19.5% in the fourth quarter of 2022), which varies based on the amount of the excess tax benefit on stock compensation and drove a $2.9 million decrease in Net income; b) legal and consulting costs related to the ongoing litigation with the Monarch Black Hawk’s general contractor which impacted Net income by $2.8 million and $0.8 million, respectively, in the fourth quarter of 2023 and 2022, resulting in $2.0 million decrease in Net income; and c) higher depreciation expense in the fourth quarter of 2023 compared to the fourth quarter of 2022 which resulted in a $1.0 million decrease in Net Income.
(2) Diluted EPS in the fourth quarter of 2023 was impacted by: a) the effective tax rate (28.6% in the fourth quarter of 2023 and 19.5% in the fourth quarter of 2022), which varies based on the amount of the excess tax benefit on stock compensation and drove a $0.15 decrease in diluted EPS; b) legal and consulting costs related to the ongoing litigation with the Monarch Black Hawk’s general contractor which impacted diluted EPS by $0.14 and $0.04, respectively, in the fourth quarter of 2023 and 2022, resulting in $0.10 decrease in diluted EPS; and c) higher depreciation expense in the fourth quarter of 2023 compared to the fourth quarter of 2022 which resulted in a $0.05 decrease in diluted EPS.
(3) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Our net revenue of $128.2 million and adjusted EBITDA of $43.0 million represent 6.3% and 3.4% year-over-year growth, respectively, and were fourth quarter records, as were 2023 full year net revenue and adjusted EBITDA of $501.5 million and $170.8 million.

“Monarch Black Hawk’s operation continued to ramp up as we converted ongoing revenue growth into margin expansion and double-digit property-level EBITDA growth. Revenues grew across all segments as we continue to successfully maintain our market share growth trajectory among the market's mid- and upper-tier players. We continue to face staffing challenges, driven by Colorado’s low unemployment and competition with the City of Denver wage rates.

“In Reno, the Atlantis is challenged by the continued growth of California tribal gaming and an extremely competitive promotional environment. Despite these factors and ongoing construction disruptions, we grew market share in the fourth quarter of 2023. We also completed the construction on the redesign and upgrade of the oyster and sushi bar restaurant. As of January 4th, we began the redesign and upgrade of 125 rooms on the third Atlantis hotel tower and we expect to complete this project by the end of the second quarter of 2024. We intend to redesign and upgrade the remaining rooms in the third Atlantis tower at the beginning of 2025 with a goal to have all 817 hotel rooms and suites redesigned and upgraded by the end of the second quarter of 2025.

“With a strong balance sheet and no debt, we are favorably positioned to continue investing in our properties and paying cash dividends, and to consider share repurchases under our existing share repurchase authorization. While growth through acquisition is a key focus for us, doing the right transaction is far more important in the long run than simply doing a transaction.”

Summary of 2023 Fourth Quarter Operating Results
In the 2023 fourth quarter, the Company generated net revenue of $128.2 million compared to $120.5 million in the corresponding prior-year quarter. Casino, and food and beverage (“F&B”) revenues increased 8.3% and 4.7%, respectively. The slight decline in hotel revenue in the 2023 fourth quarter reflects increased competitive pressures in Reno.

Selling, general and administrative (“SG&A”) expense for the fourth quarter of 2023 was $28.7 million compared to $24.7 million in the corresponding prior-year period, primarily driven by higher labor, advertising, and repair and maintenance expenses. As a percentage of net revenue, SG&A expense increased to 22.4% compared to 20.5% in the corresponding prior-year period. Casino operating expense as a percentage of casino revenue increased to 36.2% during the fourth quarter of 2023 from 35.6% in the corresponding prior-year period primarily due to an increase in labor and slot participation expenses as well as an increase in promotional allowances. F&B operating expense as a percentage of F&B revenue decreased to 71.8% during the fourth quarter of 2023 from 73.8% in the corresponding prior-year period as the Company continued to efficiently manage expenses and align menu prices with costs. Hotel operating expense as a percentage of hotel revenue increased to 37.6% in the fourth quarter of 2023 compared to 37.4% in the same period a year ago primarily due to the slight decline in revenue.

Net income for the fourth quarter of 2023 decreased 18.9% and diluted EPS decreased 18.4% compared to the same period last year primarily due to an increase in the effective tax rate attributable to a decrease in the excess tax benefit on stock compensation, an increase in legal and consulting costs related to the ongoing litigation with the Monarch Black Hawk general contractor, PCL Construction Services, Inc., and an increase in depreciation expense. The Company generated consolidated Adjusted EBITDA of $43.0 million in the fourth quarter of 2023, which is a $1.4 million, or 3.4%, increase compared to the same period a year ago.

Construction Litigation
On November 22, 2023, the trial in the Company’s litigation against the general contractor of the Monarch Black Hawk expansion project, PCL Construction Services, Inc., concluded and the matter has been submitted to the presiding judge for the District Court for the City and County of Denver, Colorado.

Credit Facility and Liquidity
As of December 31, 2023, the Company had cash and cash equivalents of $43.4 million and an outstanding principal balance of $5.5 million under its credit facility. During the 2023 fourth quarter, the Company made $2.5 million in principal payments on its credit facility. Subsequent to the end of the fourth quarter, the Company paid down the remaining principal and currently has no outstanding long-term debt.

Capital expenditures of $16.7 million in the fourth quarter of 2023 were funded from operating cash flows and included the redesign and upgrade of the balance of hotel rooms in the second tower at Atlantis, redesign and upgrade of the oyster and sushi bar restaurant located on Atlantis’ sky terrace and ongoing maintenance capital expenditures at both properties.

On December 15, 2023, the Company paid a cash dividend of $0.30 per share to its stockholders of record on December 1, 2023. The cash dividend was funded from operating cash flows.

Quarterly Dividend Declaration
The Company announced today a cash dividend of $0.30 per share of its outstanding common stock. The dividend is payable on March 15, 2024, to stockholders of record on March 1, 2024. This cash dividend is part of the previously announced annual cash dividend of $1.20 per share payable in quarterly payments and subject to quarterly review and evaluation by the Company’s Board of Directors.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) our expected operating results; (ii) our belief that we are efficiently managing expenses; (iii) our plans regarding the redesign and upgrade of the third Atlantis hotel tower as well as the timing of such upgrade; (iv) our consideration of a full range of capital allocation options, including continued capital spending at both properties, potential share repurchases and a potential dividend distribution; (v) regarding the quality of our products and guest services in Reno and Black Hawk; (vi) our expectations regarding our guests' acceptance of the expanded casino, new hotel and enhanced amenities at Monarch Black Hawk; and (vii) our expectations regarding our future position in, and share of, the gaming market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  our ability to manage guest safety concerns caused by contagious diseases, including COVID-19 and its variants;
  our ability to negotiate necessary amendments to our Term Loan Facility;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impacts of any uninsured losses;
  changes in guest visitation or spending patterns due to economic conditions, health or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our general contractor at Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  claims for construction defects, breach of contract, breach of warranty, fraud, fraudulent inducement, negligence or other construction related claims that we may have in connection with construction and completion of Monarch Casino Resort Spa Black Hawk and any adverse impacts on operations required to correct the same;
  our litigation against the general contractor of Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., in the above-mentioned litigation;
  our potential need to post bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to, among other things, finance capital refurbishment, expansion plans and debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation to address budgetary and other impacts;
  the potential of increased regulatory and other burdens to address the direct and indirect impacts of COVID-19 and its variants and other contagious diseases;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results;
  competition in our target market areas;
  broad-based inflation, including, but not limited to, wage, inventory, and supplies inflation;
  the impact of the events occurring in Eastern Europe and the conflict taking place in Ukraine; and
  the impact of the events occurring in the Middle East and the conflict taking place in Israel.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Monarch Casino Resort Spa ("Monarch Black Hawk") in Black Hawk, Colorado, approximately 40 miles west of Denver and the Atlantis Casino Resort Spa ("Atlantis"), a hotel/casino facility in Reno, Nevada. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

Monarch Black Hawk features approximately 60,000 square feet of casino space; approximately 1,000 slot machines; 43 table games; a live poker room; a keno; and a sports book. The resort also includes 10 bars and lounges, as well as four dining options: a twenty-four-hour full-service restaurant, a buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and Bistro Mariposa (elevated Southwest cuisine). The resort offers 516 guest rooms and suites, banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and enclosed year-round pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Atlantis features approximately 61,000 square feet of casino space; 817 guest rooms and suites; eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; retail outlet offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,200 slot and video poker machines; approximately 33 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

Contacts:
John Farahi
Chief Executive Officer
775/824-4401 or JFarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data; unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022

Revenues
Casino	$72,714	$67,151	$282,292	$270,756
Food and beverage	32,816	31,338	126,628	117,156
Hotel	16,813	16,905	70,986	71,179
Other	5,843	5,142	21,572	18,779
Net revenues	128,186	120,536	501,478	477,870

Operating expenses
Casino	26,300	23,920	102,771	95,076
Food and beverage	23,559	23,143	91,629	88,440
Hotel	6,327	6,325	26,434	25,508
Other	2,920	2,542	11,469	9,254
Selling, general and administrative	28,657	24,671	105,819	97,602
Depreciation and amortization	12,142	11,188	47,294	43,433
Other operating items, net	2,898	671	5,910	7,115
Total operating expenses	102,803	92,460	391,326	366,428
Income from operations	25,383	28,076	110,152	111,442

Interest income (expense), net	111	(200)	(1,625)	(2,420)
Income before income taxes	25,494	27,876	108,527	109,022
Provision for income taxes	(7,292)	(5,443)	(26,079)	(21,543)
Net income	$18,202	$22,433	$82,448	$87,479

Earnings per share of common stock
Basic	$0.94	$1.17	$4.28	$4.60
Diluted	$0.93	$1.14	$4.20	$4.47

Weighted average number of common shares and potential common shares outstanding
Basic	19,266	19,127	19,244	18,996
Diluted	19,595	19,628	19,618	19,578

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	December 31, 2023	December 31, 2022
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$43,361	$38,779
Receivables, net	11,990	9,566
Income taxes receivable	1,006	24,989
Inventories	7,614	7,558
Prepaid expenses	10,995	8,537
Total current assets	74,966	89,429
Property and equipment, net	580,497	578,050
Goodwill	25,111	25,111
Intangible assets, net	299	352
Total assets	$680,873	$692,942
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$-	$6,693
Accounts payable	23,092	14,418
Construction accounts payable	47,566	49,957
Accrued expenses	51,812	46,037
Short-term lease liability	897	639
Total current liabilities	123,367	117,744
Deferred income taxes	23,084	23,016
Long-term lease liability	14,021	13,228
Long-term debt	5,500	-
Other long-term liabilities	1,761	-
Total liabilities	167,733	153,988
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,154,031 shares issued and 19,091,497 outstanding at December 31, 2023;
19,096,300 shares issued and 19,093,676 outstanding at December 31, 2022
Additional paid-in capital	48,821	40,716
Treasury stock, 62,534 shares at December 31, 2023; 2,624 shares at December 31, 2022	(3,718)	(170)
Retained earnings	467,846	498,217
Total stockholders' equity	513,140	538,954
Total liabilities and stockholders' equity	$680,873	$692,942

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net income	$18,202	$22,433	$82,448	$87,479
Expenses:
Stock based compensation	2,580	1,653	7,476	5,095
Depreciation and amortization	12,142	11,188	47,294	43,433
Provision for income taxes	7,292	5,443	26,079	21,543
Interest (income) expense	(111)	200	1,625	2,420
Construction litigation expenses (2)	2,827	783	6,946	7,261
Litigation proceeds, net (2)	-	-	-	(42)
Insurance claims proceeds, net (2)	-	-	(1,195)	-
Loss (gain) on disposition of assets (2)	71	(112)	159	(104)
Adjusted EBITDA (1)	$43,003	$41,588	$170,832	$167,085

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.
(2) Amount included in the "Other operating items, net" in the Consolidated Statement of Income.